Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree by and among them to the joint filing on behalf of them of a Statement on Schedule 13D and that this Agreement be included as an Exhibit to such filing. The undersigned further agree that any and all amendments to such Statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained in such Statement on Schedule 13D or in any such joint amendment thereto, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

In witness thereof, the undersigned hereby execute this Joint Filing Agreement on this 21st day of November, 2011.

ARRIS GROUP, INC.

By:	/s/ Lawrence A. Margolis
Name:	Lawrence A. Margolis
Title:	Executive Vice President, Strategic Planning, Administration, and Chief Counsel

AMSTERDAM ACQUISITION SUB, INC.

By:	/s/ Lawrence A. Margolis
Name:	Lawrence A. Margolis
Title:	President and Director